Exhibit 99.1

Wednesday, July 18, 2018
FOR IMMEDIATE RELEASE

Washington Federal Announces Record Quarterly Earnings Per Share Of $0.61

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal, National Association, today announced record quarterly earnings of $51,394,000 or $0.61 per diluted share for the quarter ended June 30, 2018 compared to $44,112,000 or $0.49 per diluted share for the quarter ended June 30, 2017, a $0.12 or 24% increase in fully diluted earnings per share. Return on equity for the quarter ended June 30, 2018 was 10.30% compared to 8.70% for the quarter ended June 30, 2017. Return on assets for the quarter ended June 30, 2018 was 1.31% compared to 1.17% for the same quarter in the prior year.
President and Chief Executive Officer Brent J. Beardall commented, “The Company’s 24% increase in earnings per share is attributable to loan growth, improved net interest margin, fewer shares outstanding and a lower tax rate. It is notable that these results are inclusive of a 17% increase in operating costs, which include previously announced investments in our colleagues, technology and higher regulatory compliance costs. We are pleased that the impact of rising short-term interest rates on our funding costs has been more than offset by the combination of the re-pricing of variable rate assets and loan growth."
On July 17, 2018, the Company and Anchor Bancorp ("Anchor") mutually agreed to terminate the previously announced Agreement and Plan of Merger dated as of April 11, 2017, as amended. President and Chief Executive Officer Brent J. Beardall commented, “We are disappointed the transaction will not be consummated, but wish to thank the Board and Management of Anchor for their cooperation during this process. We wish Anchor the best going forward."

Total assets were $15.8 billion as of June 30, 2018 compared to $15.3 billion as of September 30, 2017, the Company's fiscal year-end. Asset growth since September 30, 2017 resulted primarily from a $443 million increase in net loans receivable.
Customer deposits increased by $452 million or 4.2% since September 30, 2017 and totaled $11.3 billion as of June 30, 2018. Transaction accounts increased by $212 million or 3.3% during that period, while time deposits increased $241 million or 5.4%. The Company continues to focus on growing transaction accounts to lessen sensitivity to rising interest rates and reduce interest expense. As of June 30, 2018, 58.2% of the Company’s deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 93.6% of deposits at June 30, 2018.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $2.4 billion as of June 30, 2018 and $2.2 billion at September 30, 2017. The weighted average rate for FHLB borrowings was 2.64% as of June 30, 2018 and 2.80% at September 30, 2017, the decline being due to the refinancing of some long-term FHLB advances that matured.
Loan originations totaled $1,096 million for our third fiscal quarter 2018 compared to $1,031 million of originations in the same quarter one year ago. Partially offsetting loan originations in each of these quarters were loan repayments of $891 million and $793 million, respectively. Commercial loans represented 68% of all loan originations during our third fiscal quarter 2018 and consumer loans accounted for the remaining 32%. The Company views organic loan growth as the highest and best use of its capital and prefers commercial loans as they generally have floating interest rates and shorter durations. The weighted average interest rate on loans was 4.42% as of June 30, 2018, an increase from 4.28% as of September 30, 2017.
Asset quality remained strong and the ratio of non-performing assets to total assets improved to 0.46% as of June 30, 2018 compared to 0.50% at June 30, 2017 and 0.46% at September 30, 2017. Since September 30, 2017, real estate owned decreased by $9 million, or 45%, and non-accrual loans increased by $11 million, or 22%. Delinquent loans were 0.40% of total loans at June 30, 2018 compared to 0.50% at June 30, 2017 and 0.40% at September 30, 2017. The allowance for loan losses and reserve for unfunded commitments totaled $135 million as of June 30, 2018 and was 1.06% of gross loans outstanding, as compared to $131 million or 1.07% of gross loans outstanding at September 30, 2017.
On May 25, 2018, the Company paid a regular cash dividend of $0.17 per share, which represented the 141st consecutive quarterly cash dividend. During the quarter, the Company repurchased 1,224,384 shares of common stock at a weighted average price of $32.64 per share and has authorization to repurchase 2,855,765 additional shares. The Company varies the pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Since September 30, 2017, tangible common stockholders’ equity per share increased by $0.47 or 2.4% to $20.05 and the ratio of tangible common equity to tangible assets remained strong at 10.83% as of June 30, 2018.
Net interest income was $120 million for the quarter, an increase of $11.2 million or 10.3% from the same quarter in the prior year. The increase in net interest income from the prior year was primarily due to both higher balances and yield. Average earning assets increased by $710 million, or 5.1%. Net interest margin increased to 3.29% in the third fiscal quarter of 2018 from 3.13% for the same quarter in the prior year. The margin increase is primarily due to changes in the mix of interest earning assets, higher yields on variable rate loans, cash and investments, as well as a lower rate on FHLB advances due to the maturity of some higher cost long-term advances.
The Company recorded a provision for loan losses of $1.0 million in the third fiscal quarter of 2018 compared with no provision in the same quarter of 2017. Net recoveries were $90 thousand for the third fiscal quarter of 2018 compared to $1.3 million for the prior year's quarter.
Total other income was $12.5 million for the third fiscal quarter of 2018, a decrease of $1.5 million from $13.9 million in the same quarter of the prior year. The decrease is primarily due to gains recognized on bank owned life insurance in the prior year. Deposit fee income increased by $0.7 million from the prior year due to the full roll-out of the Company's new "Green Checking" product since that time. In May 2018, the Company terminated all of its FDIC loss share agreements. All future recoveries, gains, losses and expenses related to the previously covered assets will now be recognized entirely by the Company and the FDIC will no longer share in such gains or losses.
Total operating expenses were $67.0 million in the third fiscal quarter of 2018, an increase of $9.9 million or 17.4% from the prior year's quarter. In the current quarter the Company had Bank Secrecy Act (BSA) related costs of approximately $4.9 million and projects that it will incur an additional $10 million of non-recurring costs for BSA improvements spread over the next four quarters. Once the program is steadied, BSA costs are expected to be approximately $2 million per quarter. Compensation and benefits costs increased by $2.3 million over the prior year quarter primarily due to headcount increases and cost of living adjustments since last year. Information technology costs increased by $3.5 million and other expenses increased by $2.7 million as both were elevated primarily due to the aforementioned BSA program enhancements and other technology platform improvements. The Company’s efficiency ratio in the third fiscal quarter of 2018 was 50.6% compared to 46.6% for the same period one year ago. The increase in the efficiency ratio is due to the elevated expenses noted above. The efficiency ratio was 49.5% for the nine months ended June 30, 2018.
On December 22, 2017, a new tax law was enacted that provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended, such as a reduction in the federal corporate tax rate from 35% to 21% effective from January 1, 2018 forward and changes or limitations to certain tax deductions. The Company has a fiscal year end of September 30, resulting in a blended federal statutory tax rate for its fiscal year 2018. The financial statements for the first fiscal quarter of 2018 were impacted by discrete tax benefits of $3.7 million related to the revaluation of deferred tax assets and liabilities as well as tax benefits related to stock based compensation. For the nine months ended June 30, 2018, the Company recorded federal and state income tax expense of $37.6 million, which equates to a 19.8% effective tax rate. The Company estimates that its annual effective tax rate for its full fiscal 2018 (blended rate year) will be approximately 21%. This compares to an effective tax rate of 32.3% for the fiscal year ended September 30, 2017.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 236 branches in eight western states. To find out more about Washington Federal, please visit our website www.washingtonfederal.com. Washington Federal uses its website to distribute financial and other material information about the Company.
Non-GAAP Financial Measures
Adjusted pre-tax income of $198.5 million for the nine months ended June 30, 2018 is calculated by adding back the FDIC loss share valuation adjustments of $8.6 million to pre-tax income of $189.9 million. The $8.6 million valuation adjustment was recorded in the quarter ended December 31, 2017.
Adjusted other income of $40.4 million for the nine months ended June 30, 2018 is calculated by adding back the FDIC loss share valuation adjustments of $8.6 million to other income of $31.8 million.
Adjusted efficiency ratio of 49.5% for the nine months ended June 30, 2018 is calculated by dividing total operating expense of $194.7 million by adjusted total income of $393.3 million (net interest income of $352.9 million plus adjusted other income of $40.4 million).
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance, could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	June 30, 2018	September 30, 2017
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$345,919	$313,070
Available-for-sale securities, at fair value	1,255,401	1,266,209
Held-to-maturity securities, at amortized cost	1,670,450	1,646,856
Loans receivable, net of allowance for loan losses of $128,666 and $123,073	11,325,971	10,882,622
Interest receivable	43,670	41,643
Premises and equipment, net	269,674	263,694
Real estate owned	11,275	20,658
FHLB and FRB stock	128,790	122,990
Bank owned life insurance	214,752	211,330
Intangible assets, including goodwill of $301,368 and $293,153	311,796	298,682
Federal and state income tax assets, net	4,293	—
Other assets	184,330	185,826
	$15,766,321	$15,253,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$6,572,766	$6,361,158
Time deposit accounts	4,714,707	4,473,850
	11,287,473	10,835,008
FHLB advances	2,370,000	2,225,000
Advance payments by borrowers for taxes and insurance	32,632	56,631
Accrued expenses and other liabilities	89,953	131,253
	13,780,058	13,247,892
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,343,437 and 134,957,511 shares issued; 83,534,098 and 87,193,362 shares outstanding	135,344	134,958
Additional paid-in capital	1,665,421	1,660,885
Accumulated other comprehensive (loss) income, net of taxes	8,137	5,015
Treasury stock, at cost; 51,809,339 and 47,764,149 shares	(975,001)	(838,060)
Retained earnings	1,152,362	1,042,890
	1,986,263	2,005,688
	$15,766,321	$15,253,580
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$23.78	$23.00
Tangible common stockholders' equity per share	20.05	19.58
Stockholders' equity to total assets	12.60%	13.15%
Tangible common stockholders' equity to tangible assets	10.83%	11.41%

Weighted average rates at period end
Loans and mortgage-backed securities	4.13%	3.96%
Combined loans, mortgage-backed securities and investments	4.01	3.82
Customer accounts	0.75	0.54
Borrowings	2.64	2.80
Combined cost of customer accounts and borrowings	1.08	0.92
Net interest spread	2.93	2.90

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$131,541	$117,457	$382,581	$348,326
Mortgage-backed securities	18,022	15,992	52,588	45,007
Investment securities and cash equivalents	5,509	4,267	14,762	13,345
	155,072	137,716	449,931	406,678
INTEREST EXPENSE
Customer accounts	18,887	12,764	49,939	38,173
FHLB advances and other borrowings	16,333	16,337	47,104	49,011
	35,220	29,101	97,043	87,184
Net interest income	119,852	108,615	352,888	319,494
Provision (release) for loan losses	1,000	—	50	(1,600)
Net interest income after provision (release) for loan losses	118,852	108,615	352,838	321,094

OTHER INCOME
Gain on sale of investment securities	—	—	—	968
FDIC loss share valuation adjustments	—	—	(8,550)	—
Loan fee income	1,094	889	2,909	3,310
Deposit fee income	6,411	5,714	19,500	15,803
Other Income	4,946	7,319	17,974	15,873
	12,451	13,922	31,833	35,954
OTHER EXPENSE
Compensation and benefits	31,223	28,947	92,467	84,774
Occupancy	9,095	8,829	26,779	26,370
FDIC insurance premiums	2,950	2,842	8,622	8,591
Product delivery	4,356	3,246	11,977	10,096
Information technology	10,118	6,617	26,828	19,754
Other	9,235	6,581	28,032	19,285
	66,977	57,062	194,705	168,870
Gain (loss) on real estate owned, net	168	(124)	(64)	1,069
Income before income taxes	64,494	65,351	189,902	189,247
Income tax provision	13,100	21,239	37,567	61,819
NET INCOME	$51,394	$44,112	$152,335	$127,428

PER SHARE DATA
Basic earnings per share	$0.61	$0.49	$1.78	$1.43
Diluted earnings per share	0.61	0.49	1.78	1.42
Cash dividends per share	0.17	0.15	0.49	0.69
Basic weighted average shares outstanding	84,168,992	89,199,823	85,589,588	89,297,471
Diluted weighted average shares outstanding	84,252,659	89,497,264	85,698,888	89,653,955

PERFORMANCE RATIOS
Return on average assets	1.31%	1.17%	1.31%	1.14%
Return on average common equity	10.30	8.70	10.12	8.46
Net interest margin	3.29	3.13	3.27	3.10
Efficiency ratio (a)	50.62	46.57	49.51	47.51
(a) Efficiency ratio for the nine months ended June 30, 2018 excludes the impact of $8.55 million reduction to other income related to FDIC loss share valuation adjustments.

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